                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     Schedule 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. )*

                                       Viad Corp.
                                   (Name of Issuer)

                                      Common Stock
                            (Title of Class of Securities)

                                      92552R109
                                    (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           (Continued on following page(s))

CUSIP No. 92552R109              13G                                     Page 2

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Bank PLC

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    (a)
                                    (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom

Number of Shares                   (5) SOLE VOTING POWER
Beneficially Owned                        118,100
by Each Reporting                  (6) SHARED VOTING POWER
Person With                               0
                                   (7) SOLE DISPOSITIVE POWER
                                          118,100
                                   (8) SHARED DISPOSITIVE POWER
                                          0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          118,100

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.1%

(12) TYPE OF REPORTING PERSON*
          BK

                         *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 92552R109              13G                                   Page 2A

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Funds Limited

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         (a)
                         (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom

Number of Shares                   (5) SOLE VOTING POWER
Beneficially Owned                        21,400
by Each Reporting                  (6) SHARED VOTING POWER
Person With                               0
                                   (7) SOLE DISPOSITIVE POWER
                                          21,400
                                   (8) SHARED DISPOSITIVE POWER
                                          0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          21,400

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.0%

(12) TYPE OF REPORTING PERSON*
          BK

                         *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 92552R109              13G                                   Page 2B

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Global Investors, LTD.

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         (a)
                         (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom

Number of Shares                   (5) SOLE VOTING POWER
Beneficially Owned                        266,688
by Each Reporting                  (6) SHARED VOTING POWER
Person With                               0
                                   (7) SOLE DISPOSITIVE POWER
                                          284,288
                                   (8) SHARED DISPOSITIVE POWER
                                          0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          284,288

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.3%

(12) TYPE OF REPORTING PERSON*
          BK

                         *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 92552R109              13G                                    Page 2C

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Trust and Banking Company (Japan) Ltd.

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         (a)
                         (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
     Japan

Number of Shares                   (5) SOLE VOTING POWER
Beneficially Owned                        20,482
by Each Reporting                  (6) SHARED VOTING POWER
Person With                               0
                                   (7) SOLE DISPOSITIVE POWER
                                          20,482
                                   (8) SHARED DISPOSITIVE POWER
                                          0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          20,482

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.0%

(12) TYPE OF REPORTING PERSON*
          BK

                         *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.     92552R109          13G                                 Page 2D

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Global Investors, N.A., 943112180

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         (a)
                         (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.

Number of Shares                   (5) SOLE VOTING POWER
Beneficially Owned                        4,549,429
by Each Reporting                  (6) SHARED VOTING POWER
Person With                               0
                                   (7) SOLE DISPOSITIVE POWER
                                          4,687,109
                                   (8) SHARED DISPOSITIVE POWER
                                          0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,687,109

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.7%

(12) TYPE OF REPORTING PERSON*
          BK

                         *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No.     92552R109             13G                                Page 2E

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Global Fund Advisors

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         (a)
                         (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.

Number of Shares                   (5) SOLE VOTING POWER
Beneficially Owned                        266,073
by Each Reporting                  (6) SHARED VOTING POWER
Person With                               0
                                   (7) SOLE DISPOSITIVE POWER
                                          289,207
                                   (8) SHARED DISPOSITIVE POWER
                                          0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          289,207

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.3%

(12) TYPE OF REPORTING PERSON*
          BK

                         *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A).     NAME OF ISSUER
                        Viad Corp.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                        1850 North Central Ave
                        Phoenix, AZ 85077
ITEM 2(A).     NAME OF PERSON(S) FILING
                        Barclays Bank, PLC

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                        54 Lombard Street
                        London England EC3P 3AH
ITEM 2(C).     CITIZENSHIP
                        United Kingdom

ITEM 2(D).     TITLE OF CLASS OF SECURITIES
                        Common Stock

ITEM 2(E).     CUSIP NUMBER
                        92552R109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/X/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                        Page 3A

ITEM 1(A).     NAME OF ISSUER
                        Viad Corp.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                        1850 North Central Ave
                        Phoenix, AZ 85077
ITEM 2(A).     NAME OF PERSON(S) FILING
                        Barclays Funds Limited

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                        Fleetway House, 25 Farringdon Street
                        London, England EC4A 4JA
ITEM 2(C).     CITIZENSHIP
                        United Kingdom

ITEM 2(D).     TITLE OF CLASS OF SECURITIES
                        Common Stock

ITEM 2(E).     CUSIP NUMBER
                        92552R109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/X/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                        Page 3B

ITEM 1(A).     NAME OF ISSUER
                        Viad Corp.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                        1850 North Central Ave
                        Phoenix, AZ 85077
ITEM 2(A).     NAME OF PERSON(S) FILING
                        Barclays Global Investors, LTD

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                        1 Swan Lane
                        London, England EC4R 3UD
ITEM 2(C).     CITIZENSHIP
                        United Kingdom

ITEM 2(D).     TITLE OF CLASS OF SECURITIES
                        Common Stock

ITEM 2(E).     CUSIP NUMBER
                        92552R109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/X/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                        Page 3C

ITEM 1(A).     NAME OF ISSUER
                        Viad Corp.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                        1850 North Central Ave
                        Phoenix, AZ 85077
ITEM 2(A).     NAME OF PERSON(S) FILING
                        Barclays Trust and Banking Company (Japan) Ltd.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                        2-2 Otemachi 2-Chome
                        Tokyo Japan 100
ITEM 2(C).     CITIZENSHIP
                        Japan

ITEM 2(D).     TITLE OF CLASS OF SECURITIES
                        Common Stock

ITEM 2(E).     CUSIP NUMBER
                        92552R109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/X/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                        Page 3D

ITEM 1(A).     NAME OF ISSUER
                        Viad Corp.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                        1850 North Central Ave
                        Phoenix, AZ 85077
ITEM 2(A).     NAME OF PERSON(S) FILING
                        Barclays Global Investors, N.A.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                        45 Fremont Street
                        San Francisco, CA 94105
ITEM 2(C).     CITIZENSHIP
                        U.S.A

ITEM 2(D).     TITLE OF CLASS OF SECURITIES
                        Common Stock

ITEM 2(E).     CUSIP NUMBER
                        92552R109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/X/ Bank as defined in section 3(a) (6) of the Act

(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G) (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                        Page 3E

ITEM 1(A).     NAME OF ISSUER
                        Viad Corp.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                        1850 North Central Ave
                        Phoenix, AZ 85077
ITEM 2(A).     NAME OF PERSON(S) FILING
                        Barclays Global Fund Advisors

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                        45 Fremont Street
                        San Francisco, CA 94105
ITEM 2(C).     CITIZENSHIP
                        U.S.A

ITEM 2(D).     TITLE OF CLASS OF SECURITIES
                        Common Stock

ITEM 2(E).     CUSIP NUMBER
                        92552R109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/X/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP
     (a)  Amount Beneficially Owned:              5,420,586

     (b)  Percent of Class:                       5.5%

     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote
                 5,242,172
          (ii)  shared power to vote or to direct the vote
                 0
          (iii) sole power to dispose or to direct the disposition of
                 5,420,586
          (iv) shared power to dispose or to direct the disposition of
                 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS if this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. //
               Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
               The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
          ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
               Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
               Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
               Not applicable

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 12, 1999



                                        Wendy Beller
                                        Manager of Compliance